Exhibit 10.2

ANADARKO PETROLEUM CORPORATION 1201 LAKE ROBBINS DRIVE, THE WOODLANDS, TEXAS 77380

P.O. BOX 1330 HOUSTON, TEXAS 77251-1330 U.S.A. PH. (832)636-1000

PERSONAL AND CONFIDENTIAL

[DATE]

Dear :

The Compensation and Benefits Committee of the Board of Directors of Anadarko Petroleum Corporation (the “Company”) has made an Award of Restricted Stock Units (“RSUs”) to you under the Company’s 2012 Omnibus Incentive Compensation Plan, as may be amended from time to time (the “Plan”). This RSU Award is subject to all terms and conditions of the Plan, the summary of the Plan (the “Plan Summary”) and the provisions of this Award Agreement. Unless defined herein, capitalized terms shall have the meaning assigned to them under the Plan. The Plan and Plan Summary are available on the Anadarko intranet website at the following address: [internal website address].

Effective [Grant Date] (the “Grant Date”), you have been granted an Award of RSUs, which vest over a period of time. Provided you remain employed by the Employer until such dates, [●] of the RSUs will vest on [●] (each considered a “Vesting Period”) (collectively, the “Vesting Schedule”).

At the end of each Vesting Period, unless deferred, the number of RSUs that vest shall be converted into shares of unrestricted Common Stock and such unrestricted shares, less applicable payroll taxes withheld in the form of shares, shall be delivered to you within 30 days of the last day of the Vesting Period. Upon receipt, you are free to sell, gift or otherwise dispose of such shares; provided that you comply with the applicable restrictions under the Company’s Insider Trading Policy (including the receipt of pre-clearance) and the applicable stock ownership requirements.

Dividend equivalents (as provided in Section 11.4 of the Plan) with respect to the RSUs shall be accrued and reinvested in additional shares of Common Stock and paid, less applicable withholding taxes, at such time as the RSUs to which they relate vest and settle. The RSUs do not have voting rights. They do, however, count toward any applicable stock ownership requirements as set forth in the Company’s Corporate Governance Guidelines.

You may be allowed to make an election to defer your entire RSU Award on a separate form provided by Human Resources. All deferral elections and distributions must be made in compliance with Section 409A.

All unvested RSUs and unpaid RSU dividend equivalents will be immediately forfeited if you incur a “separation from service” (within the meaning of such term set forth in Section 409A under such definitions and procedures as established by the Company in accordance with Section 409A) due to [●].

***

RSUs and related RSU dividend equivalents that vest in accordance with the [●] preceding paragraphs shall be converted into shares of unrestricted Common Stock and such unrestricted shares, less applicable payroll taxes withheld in the form of shares, shall be delivered to you at the time specified above. However, if any taxes under the Federal Insurance Contributions Act are first due with respect to RSUs and related dividend equivalents prior to the time of vesting provided in the preceding provisions of this Award Agreement, then you will be required to deliver to the Company at the time specified by the Company such amount of money as the Company may require to satisfy its minimum withholding obligation under applicable tax laws and regulations.

Your RSUs are subject to several restrictions, including that such RSUs may not be transferred, sold, assigned, pledged, exchanged, hypothecated or otherwise transferred or disposed of.

If the Company is required to prepare an accounting restatement due to the material noncompliance of the Company, as a result of misconduct, with any financial reporting requirement under the securities laws, and if you knowingly engaged in the misconduct, were grossly negligent with respect to such misconduct, or knowingly or grossly negligently failed to prevent the misconduct (whether or not you are one of the individuals subject to automatic forfeiture under Section 304 of the Sarbanes-Oxley Act of 2002), the Plan Administrator may determine that you shall reimburse the Company the amount of any payment in settlement of an Award earned or accrued during the twelve-month period following the first public issuance or filing with the United States Securities and Exchange Commission (whichever first occurred) of the financial document embodying such financial reporting requirement.

Notwithstanding anything in this Award Agreement or any other agreement between you and the Company to the contrary, including, without limitation, any provisions that prevent the Company from unilaterally amending this Award Agreement, you agree by accepting this Award that the Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Act”) has the effect of requiring certain officers of the Company to repay the Company, and for the Company to recoup from such officers, erroneously awarded amounts of incentive-based compensation. If the Act, any rules or regulations promulgated thereunder by the Securities and Exchange Commission or any similar federal or state law requires the Company to recoup any erroneously awarded incentive-based compensation (including stock options and any other equity-based awards) that the Company has paid or granted to you, you hereby agree, even if you have terminated your employment with the Company, to promptly repay such erroneously awarded incentive compensation to the Company upon its written request. This obligation shall survive the termination of this Award Agreement.

After your employment relationship with the Company terminates for any reason, you acknowledge and agree, by accepting the Award Agreement, that you remain subject to the following obligations (“Post-Termination Obligations”), which serve to align your interests with the Company’s long-term business interests. The following Post-Termination Obligations are reasonably related to the protection of such business interests, including the preservation of the Company’s goodwill and the protection of the confidential information that you have obtained and will obtain in the course of your future employment with the Company.

a.     Non-Disclosure. You will comply with the obligations contained in the Anadarko Code of Business Conduct and Ethics that continue after termination of employment to not disclose or utilize certain confidential information of the Company and its affiliates as specified therein. As an officer of the Company, the law imposes upon you a duty to safeguard and protect confidential information of the Company and its affiliates. Except as expressly permitted by this Award Agreement and without limiting the foregoing, you shall not use for your own benefit or the benefit of any person or entity (other than the Company and its affiliates), or disclose to any person or entity (other than the Company and its affiliates), any information relating to confidential information of the Company or its affiliates made, developed or acquired by or disclosed to you, individually or in conjunction with others, during your employment with the Company or its affiliates (whether during business hours or otherwise and whether on the Company’s premises or otherwise). The non-disclosure requirements set forth in this paragraph (a) are subject to the provisions of paragraph (e) (“Disclosures”) below.

b.    Non-Disparagement. For a term of one (1) year beginning on the last day of your employment with the Company, you shall make no disparaging remarks regarding or relating to Anadarko, its affiliates, or any employee or director of Anadarko or its affiliates. The non-disparagement requirements set forth in this paragraph (b) are subject to the provisions of paragraph (e) (“Disclosures”) below.

c.    Non-Solicitation. For a term of one (1) year beginning on the last day of your employment with the Company, you will not, directly or indirectly, solicit, or otherwise attempt to induce, any employee of the Company or any of its affiliates to terminate his or her employment with the Company or such affiliates, or hire or assist in the hiring of any such employee by any person, association, or entity not affiliated with the Company.

d.    Remedies. Should you violate any Post-Termination Obligation, you will not thereafter be entitled to payment with respect to any of the Awards subject to this Award Agreement that have not yet vested, and such Awards shall be forfeited (without value) to the Company immediately as of the date that you violate such Post-Termination Obligation. If your violation of any Post-Termination Obligation is not discovered until after any such Award has vested and been conveyed to you, the Company may require you to return to it all Shares that were the subject of such Award (determined prior to the application of any applicable tax withholding), or the monetary value of such Shares. Notwithstanding the foregoing, money damages would not be a sufficient remedy for any breach of a Post-Termination Obligation by you. The Company shall be entitled as a matter of right to specific performance of the Post-Termination Obligations, including entry of an ex parte temporary restraining order in state or federal court, preliminary and permanent injunctive relief against activities in violation of this Award Agreement, or both, or other appropriate judicial remedy, writ or order, in any court of competent jurisdiction, restraining any violation or further violation of such agreements by you or others acting on your behalf, without any showing of irreparable harm and without any showing that the Company does not have adequate remedy at law. The remedies specified herein shall not be construed as limiting the remedies available to the Company and shall be in addition to all other remedies available to the Company at law and in equity. If any term, provision, covenant or condition of the Post-Termination Obligations is held by a court of competent jurisdiction to be illegal, invalid, unenforceable, or void, and not correctable through modification, then such provision, covenant, or condition (or portion thereof) may be severed and the validity and enforceability of the remainder of this Award Agreement shall not in any way be affected, impaired or invalidated.

e.    Disclosures. Nothing in this Award Agreement will prevent you from making disparaging remarks or disclosing Company confidential and proprietary information when compelled to do so by law or when such communications are intended to comply with any federal or state whistleblower statute including, but not limited to, information provided in a manner described in Section 21F(h)(1)(A) of the Securities Exchange Act of 1934, as amended, 15 U.S.C. 78u-6(h)(1)(A). Nothing in this Award Agreement will prevent you from: (i) making a good faith report of possible violations of applicable law to any governmental agency or entity or (ii) making disclosures that are protected under the whistleblower provisions of applicable law. For the avoidance of doubt, nothing herein shall prevent you from making a disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Further, an individual who files a lawsuit for retaliation by an employer of reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (X) files any document containing the trade secret under seal and (Y) does not disclose the trade secret, except pursuant to court order.

Please establish a Beneficiary Designation for your Long-Term Incentive Equity Awards online at [internal website address] or by contacting the Anadarko Benefits Center at 1-866-472-xxxx, option 1 and then option 1 again. You may update your designation anytime.

If you have any questions about this Award Agreement, please call me at 832-636-xxxx.

Sincerely,